Exhibit 99.1

SUPPLEMENTAL REGULATION FD INFORMATION

In this supplemental information, “PanAmSat”, “the Company”, “we”, “us” and “our” refer to PanAmSat Corporation and its subsidiaries, unless the context otherwise requires or it is otherwise indicated; “The DIRECTV Group” refers to The DIRECTV Group, Inc.; “News Corporation” refers to the News Corporation Limited; and “LTM period” refers to the twelve months ended June 30, 2004.

THE TRANSACTIONS

Pursuant to agreements entered into in April and May 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, agreed to enter into a series of transactions that will result in an entity affiliated with KKR owning approximately 44% of our outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of our common stock, with the remainder held by certain members of management. We collectively refer to KKR, Carlyle and Providence as the “Sponsors” in this supplemental information.

On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, the beneficial holder of 80.4% of our common stock, a merger subsidiary formed by The DIRECTV Group (“Merger Sub”) and Constellation LLC (“Constellation”), an affiliate of KKR. Subsequent to that date, Carlyle and Providence entered into an agreement with Constellation to purchase a portion of our equity that was to be acquired by it. The transaction agreement provides for the merger (the “Merger”) of Merger Sub with and into us with the Company surviving the Merger, and the cash-out of our publicly traded shares, the repurchase by us of a portion of the shares of our common stock beneficially owned by The DIRECTV Group (the “Repurchase”) and the subsequent sale of all of our remaining shares of common stock beneficially held by The DIRECTV Group to affiliates of the Sponsors (collectively, the “Acquisition”).

On August 11, 2004, The DIRECTV Group entered into a letter agreement (the “letter agreement”) with the Sponsors, pursuant to which The DIRECTV Group agreed to reduce the amount payable for the shares of our common stock beneficially owned by it by $200 million to approximately $2.6 billion. This letter agreement did not affect the $23.50 per share purchase price to be paid in the Merger to our other stockholders.  As a result of this purchase price reduction, the principal amount of our Term Loan B Facility to be entered into in connection with the Transactions will be reduced by $200 million to $1,660 million.

In addition, under the letter agreement, The DIRECTV Group has agreed to, or to cause its affiliates to, enter into or extend additional contractual arrangements with us. These contractual arrangements extend additional transponder lease agreements with Hughes Network Systems, Inc. and include two new telemetry, tracking and control services agreements with DIRECTV Operations LLC.  In addition, The DIRECTV Group has agreed to pay us for additional past due receivables from our customer Sky Multi-Country Partners, an affiliate of News Corporation. The other anticipated contractual arrangements we expect to enter into in connection with the Transactions remain the same.  In the aggregate, the contractual arrangements anticipated to be entered into with The DIRECTV Group and its affiliates would have increased our contracted backlog by approximately $687 million as of June 30, 2004 had these agreements been in effect on such date.

The Merger, Repurchase, Acquisition and related financing transactions, together with new contractual arrangements that we expect to enter into as a result of these transactions, are referred to collectively as the “Transactions”.

The aggregate transaction value of the Acquisition, including the assumption of indebtedness, premiums and fees and expenses, is approximately $4.4 billion (subject to closing adjustments, including a $250 million purchase price reduction in the event certain anticipated contractual arrangements are not entered into by closing), including approximately $550 million of equity expected to be provided by the Sponsors and certain members of management.

After giving pro forma effect to the Transactions, as of June 30, 2004, we would have had indebtedness of approximately $3.8 billion outstanding, including $2.8 billion of secured indebtedness, consisting of:

•      new senior secured credit facilities with $2,460 million of term loans and a $250 million revolving credit facility ($79.2 million drawn);

•      $1,010 million of new senior unsecured indebtedness; and

•      approximately $275 million of existing senior secured notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been developed by application of pro forma adjustments to the historical consolidated financial statements of PanAmSat, giving effect to accounting for the Transactions as a leveraged recapitalization, whereby the historical book value of the assets and liabilities of PanAmSat have been maintained. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions, as if they had all occurred on June 30, 2004. The unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2003 and the six months ended June 30, 2003 and 2004 give effect to the Transactions as if they all had occurred on January 1, 2003. The unaudited pro forma condensed consolidated financial data for the LTM period has been derived by adding the pro forma condensed consolidated statements of income for the year ended December 31, 2003 to the six months ended June 30, 2004 and subtracting pro forma condensed consolidated statement of income for the six months ended June 30, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of PanAmSat would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of PanAmSat for any future period or as of any future date.

Other than to give effect to the letter agreement entered into in connection with the Transactions, the unaudited pro forma adjustments do not give effect to any potential financial impact to the consolidated financial statements of PanAmSat relating to the shutdown of the secondary XIPS on Galaxy 10R or to the potential receipt of insurance proceeds in connection with this event.

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

	As of June 30, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Current Assets:
Cash and cash equivalents	$627,751	$(627,751	)(1)	$—
Short-term investments	9,957	(9,957	)(1)	—
Accounts receivable, net	72,206	(918	)(2)	71,288
Net investment in sales-type leases	24,332	—		24,332
Prepaid expenses and other current assets	29,911	—		29,911
Deferred income taxes	6,933	—		6,933
Assets held for sale	3,257	—		3,257
Total current assets	774,347	(638,626)		135,721

Satellites and other property and equipment, net	2,092,797	—		2,092,797
Net investment in sales-type leases	100,572	—		100,572
Goodwill, net	2,244,553	—		2,244,553
Deferred charges and other assets, net	137,887	145,748	(3)	283,635
Total assets	$5,350,156	$(492,878)		$4,857,278

Current Liabilities:
Accounts payable and accrued liabilities	$63,607	$—		$63,607
Current portion of long-term debt	275,000	(202,550	)(4)	72,450
Current portion of satellite incentive obligations	13,413	—		13,413
Accrued interest payable	45,344	(36,053	)(5)	9,291
Deferred gains and revenues	26,788	—		26,788
Total current liabilities	424,152	(238,603)		185,549

Long-term debt	1,075,000	2,676,719	(4)	3,751,719
Deferred income taxes	399,755	(420,745	)(6)	(20,990)
Deferred credits and other (principally customer deposits, deferred revenues and satellite incentive obligations)	287,648	(55,437	)(7)	232,211
Total liabilities	2,186,555	1,961,934		4,148,489

Stockholders’ Equity:
Total stockholders’ equity	3,163,601	(2,454,812	)(8)	708,789
Total liabilities and stockholders’ equity	$5,350,156	$(492,878)		$4,857,278

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(1)           The pro forma financial data have been derived by the application of pro forma adjustments to our unaudited consolidated balance sheet as of June 30, 2004. The sources and uses of funds related to our leveraged recapitalization are as follows:

Sources:
New Term Loan A Facility(a)	$800,000
New Term Loan B Facility	1,660,000
New senior unsecured indebtedness	1,010,000
Borrowings under new revolving credit facility(b)	79,169
Expected payment to be made by The DIRECTV Group or News Corporation	8,318
Conversion of short-term investments to cash	9,957
Total sources	$3,567,444

Uses:
Redemption of shares held by The DIRECTV Group and the cashing-out of stock-based awards(a)(c)	$(2,100,698)
Cost to acquire our publicly traded shares in the Merger	(692,786)
Repayment of existing 6 1/8% Senior Notes due in 2005(d)	(275,000)
Repayment of existing 8 1/2% Senior Notes due in 2012(d)	(800,000)
Estimated fees, expenses and other transaction costs	(155,000)
Other recapitalization expenses, including tender costs and premiums	(135,658)
Accrued interest-old debt	(36,053)
Total uses	(4,195,195)
Net effect on cash	$(627,751)

(a)           Assumes that all of the anticipated contractual arrangements with affiliates of The DIRECTV Group are entered into at or prior to the consummation of the Transactions and, as a result, the Term Loan A Facility is borrowed in full.

(b)           We expect cash flows from operations from July 1, 2004 through the Acquisition date to reduce the borrowings shown above under our new revolving credit facility.

(c)           The aggregate value of stock options held by executive officers that will not be cashed out in the Merger is approximately $0.6 million. In addition, certain restricted stock units held by executive officers will not be cashed out in the Acquisition. These restricted stock units have an aggregate value before deduction of taxes of $1.5 million and the respective executives will receive common stock instead of cash.

The redemption of shares held by The DIRECTV Group does not include the $550 million of equity contributed by the Sponsors and certain members of management, which will be paid directly to The DIRECTV Group.

(d)           Consists of $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 (assuming 100% of holders tender their notes) and $275.0 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 (assuming 100% of holders tender their notes).

(2)           Reflects expected payment to be made by The DIRECTV Group.

(3)           Reflects adjustments for the following:

Total estimated fees, expenses and other transaction costs	$155,000
Transaction costs to be expensed	(6,000)
Capitalized transaction costs-new equity	(9,067)
Capitalization of deferred issuance costs associated with new debt	139,933

Write-off of unamortized debt issuance costs associated with debt repayments	(15,525)
Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	21,340
Total	$145,748

(4)           Reflects adjustments for the following:

New Borrowings:
New Term Loan A Facility(a)	$800,000
New Term Loan B Facility	1,660,000
New senior unsecured indebtedness	1,010,000
Borrowings under new revolving credit facility(b)	79,169
Total	3,549,169

Repayments:
Existing 6 1/8% Senior Notes due 2005(c)	(275,000)
Existing 8 1/2% Senior Notes due 2012(c)	(800,000)
Total	(1,075,000)
Net change	$2,474,169

Total change from the unaudited historical balance sheet:
Current debt portion	$(202,550)
Long-term debt portion	2,676,719
Total	$2,474,169

(a)           See footnote 1(a) above.

(b)           See footnote 1(b) above.

(c)           See footnote 1(d) above.

(5)           Reflects adjustment for the payment of accrued interest associated with the debt that will be repaid.

(6)           Reflects adjustments for the following estimated tax benefits:

Adjustment in the basis of deferred income taxes to reflect the stand-alone basis of PanAmSat after completion of the Transactions	$(359,674)
Tax benefit associated with the write-off of certain deferred debt issuance costs	(5,687)
Tax benefit associated with the elimination of stock-based awards which will be cashed-out and cancelled as part of the Merger and subsequent Acquisition	(3,495)
Tax benefit associated with transaction related costs to be expensed	(2,198)
Tax benefits associated with tender costs and premiums	(49,691)
Total	$(420,745)

(7)           Reflects adjustments for the indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions.

(8)           Reflects adjustments for the following:

Redemption of shares of common stock held by The DIRECTV Group and the cashing-out of stock-based awards	$(2,100,698)
Cost to acquire our publicly traded shares of common stock in the Merger	(692,786)
Adjustment in the basis of deferred income taxes to reflect the stand-alone basis of PanAmSat after completion of the Transactions	359,674
Capitalized transaction costs-new equity	(9,067)
Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	76,777
Write-off of certain deferred debt issuance costs	(15,525)
Transaction related costs to be expensed	(6,000)
Tender costs and call premiums	(135,658)
Expected payment under a guarantee by The DIRECTV Group or News Corporation	7,400
Tax impact of adjustments to retained earnings	61,071
Total change in stockholders’ equity	$(2,454,812)

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$814,006	$8,100	(1)	$822,106
Outright sales and sales-type leases	17,005	—		17,005
Total revenues	831,011	8,100		839,111

Costs and Expenses:
Depreciation and amortization	312,833	—		312,833
Direct operating costs (excluding depreciation and amortization)	149,696	—		149,696
Selling, general and administrative	86,081	2,000	(2)	88,081
Facilities restructuring and severance costs	4,227	—		4,227
Total costs and expenses	552,837	2,000		554,837
Income from operations	278,174	6,100		284,274
Interest expense, net	143,632	91,555	(3)	235,187
Income (loss) before income taxes	134,542	(85,455)		49,087
Income tax expense (benefit)	35,010	(43,535	)(4)	(8,525)
Net income (loss)	$99,532	$(41,920)		$57,612

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(1)                                  Adjustment represents revenues from a contractual arrangement with an affiliate of News Corporation that were not recognized because collectibility was not reasonably assured. We expect The DIRECTV Group or News Corporation to guarantee the obligations under this contract in connection with the Transactions.

(2)                                  Adjustment reflects the estimated management fee paid to the Sponsors for management advisory services.

(3)                                  The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt incurred in connection with the Transactions and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $800.0 million Term Loan A Facility, (ii) the $1,660.0 million Term Loan B Facility, (iii) approximately $79.2 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of our $250.0 million revolving credit facility and (v) the $1,010.0 million of senior unsecured indebtedness. The components of this adjustment to interest expense, net are as follows:

Interest cost-new debt issuances	$200,043
Amortization of deferred financing fees-new debt issuances	20,619
Historical interest cost-debt to be repaid	(125,978)
Amortization of deferred financing fees-debt to be repaid	(16,423)
Reduction of interest income	13,294
Total	$91,555

A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.7 million. The estimated weighted average interest rate of our new borrowings is approximately 5.4%.

(4)                                  Adjustment reflects the following:

Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	$(12,233)
Tax effect of adjustments to income before income taxes at our statutory rate of 36.63%	(31,302)
Total	$(43,535)

	Six Months Ended June 30, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$403,897	$5,400	(1)	$409,297
Outright sales and sales-type leases	8,358	—		8,358
Total revenues	412,255	5,400		417,655
Costs and Expenses:
Depreciation and amortization	146,647	—		146,647
Direct operating costs (excluding depreciation and amortization)	79,835	—		79,835
Selling, general and administrative	67,805	1,000	(2)	68,805
PAS-6 impairment loss	99,946	—		99,946
Facilities restructuring and severance costs	2,428	—		2,428
Total costs and expenses	396,661	1,000		397,661
Income from operations	15,594	4,400		19,994
Interest expense, net	64,709	53,142	(3)	117,851
Income (loss) before income tax benefit	(49,115)	(48,742)		(97,857)
Income tax benefit	(27,852)	(17,854	)(4)	(45,706)
Net loss	$(21,263)	$(30,888)		$(52,151)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(1)                                  Adjustment represents revenues from a contractual arrangement with an affiliate of News Corporation that were not recognized because collectibility was not reasonably assured. We expect The DIRECTV Group or News Corporation to guarantee the obligations under this contract in connection with the Transactions.

(2)                                  Adjustment reflects estimated management fee paid to the Sponsors for management advisory services.

(3)                                  The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt incurred in connection with the Transactions and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $800 million Term Loan A Facility, (ii) the $1,660 million Term Loan B Facility, (iii) approximately $79.2 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of our $250 million revolving credit facility and (v) the $1,010 million of senior unsecured indebtedness. The components of this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$100,022
Amortization of deferred financing fees—new debt issuances	10,310
Historical interest cost—debt to be repaid	(54,840)
Amortization of deferred financing fees—debt to be repaid	(7,447)
Reduction of interest income	5,097
Total	$53,142

A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.7 million. The estimated weighted average interest rate of our new borrowings is approximately 5.4%.

(4)                                  Adjustment reflects the tax impact of adjustments to income before income taxes at our statutory rate of 36.63%.

	Six Months Ended June 30, 2003
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$394,820	$2,700	(1)	$397,520
Outright sales and sales-type leases	8,529	—		8,529
Total revenues	403,349	2,700		406,049

Costs and Expenses:
Depreciation and amortization	147,176	—		147,176
Direct operating costs (excluding depreciation and amortization)	65,420	—		65,420
Selling, general and administrative	39,364	1,000	(2)	40,364
Facilities restructuring and severance costs	663	—		663
Total costs and expenses	252,623	1,000		253,623

Income from operations	150,726	1,700		152,426

Interest expense, net	67,407	44,230	(3)	111,637

Income (loss) before income taxes	83,319	(42,530)		40,789
Income tax expense (benefit)	22,163	(21,897	)(4)	266

Net income (loss)	$61,156	$(20,633)		$40,523

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(1)                                  Adjustment represents revenue from a contractual arrangement with an affiliate of The DIRECTV Group that was not recognized because collectibility was not reasonably assured. We expect The DIRECTV Group or News Corporation to guarantee the obligations under this contract in connection with the Transactions.

(2)                                  Adjustment reflects the estimated management fee paid to the Sponsors for management advisory services.

(3)                                  The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt incurred in connection with the Transactions and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $800 million Term Loan A Facility, (ii) the $1,660 million Term Loan B Facility, (iii) approximately $79.2 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of our $250 million revolving credit facility, and (v) the $1,010 million of senior unsecured indebtedness. The components of this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$100,022
Amortization of deferred financing fees—new debt issuances	10,310
Historical interest cost—debt to be repaid	(72,078)
Amortization of deferred financing fees—debt to be repaid	(3,001)
Reduction of interest income	8,977
Total	$44,230

A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.7 million. The estimated weighted average interest rate of our new borrowings is approximately 5.4%.

(4)                                  Adjustment reflects the following:

Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	$(6,318)
Tax impact of adjustments to income before income taxes at our statutory rate of 36.63%	(15,579)
Total	$(21,897)

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Income

(In thousands)

	Pro Forma Year Ended December 31, 2003	Pro Forma Six Months Ended June 30, 2003	Pro Forma Six Months Ended June 30, 2004	Pro Forma LTM Period
Revenues:
Operating leases, satellite services and other	$822,106	$397,520	$409,297	$833,883
Outright sales and sales-type leases	17,005	8,529	8,358	16,834
Total revenues	839,111	406,049	417,655	850,717

Costs and Expenses:
Depreciation and amortization	312,833	147,176	146,647	312,304
Direct operating costs (excluding depreciation and amortization)	149,696	65,420	79,835	164,111
Selling, general and administrative	88,081	40,364	68,805	116,522
PAS-6 impairment loss	—	—	99,946	99,946
Facilities restructuring and severance costs	4,227	663	2,428	5,992
Total costs and expenses	554,837	253,623	397,661	698,875

Income from Operations	284,274	152,426	19,994	151,842

Interest expense, net	235,187	111,637	117,851	241,401

Income (loss) before income taxes	49,087	40,789	(97,857)	(89,559)
Income tax expense (benefit)	(8,525)	266	(45,706)	(54,497)

Net income (loss)	$57,612	$40,523	$(52,151)	$(35,062)

PRO FORMA CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following schedule summarizes our contractual obligations and commercial commitments as of June 30, 2004 on a pro forma basis:

	Payments Due by Period
Contractual Obligations	Total	One Year or Less	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Total Debt:
Senior unsecured indebtedness	$1,010,000	$—	$—	$—	$1,010,000
Senior secured credit facilities	2,539,169	72,450	353,200	532,369	1,581,150
Existing notes(1)	275,000	—	—	150,000	125,000
Satellite Incentive Obligations(2)	134,743	13,406	25,884	26,915	68,538
Operating Leases(2)	26,103	5,024	8,270	6,483	6,326
Satellite Construction and Launch Contracts(2)	200,164	126,386	32,014	2,329	39,435
Customer Contracts(2)	46,016	14,631	12,586	9,292	9,507
Vendor Contracts(2)	56,268	12,218	18,127	10,765	15,158
Total Contractual Obligations	$4,287,463	$244,115	$450,081	$738,153	$2,855,114

(1)                                  Consists of $275.0 million of notes expected to be outstanding after the offering.

(2)                                  These contractual obligations are also historical amounts as of June 30, 2004.

The total debt and satellite incentive obligations shown above exclude interest payments due. In addition, cash to be paid for income taxes is excluded from the table above.

Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to 30 days prior to the satellite’s launch. As of June 30, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This exhibit contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and service development efforts. The words “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•                  risks associated with operating our in-orbit satellites;

•                  satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•                  our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all;

•                  possible future losses on satellites that are not adequately covered by insurance;

•                  domestic and international government regulation;

•                  changes in our contracted backlog or expected contracted backlog for future services, including as a result of the failure to enter into certain of the contractual arrangements we expect to enter into in connection with the Transactions;

•                  pricing pressure and overcapacity in the markets in which we compete;

•                  inadequate access to capital markets;

•                  competition;

•                  customer defaults on their obligations owed to us;

•                  our international operations and other uncertainties associated with doing business internationally;

•                  our high level of indebtedness;

•                  control by our controlling stockholders; and

•                  litigation.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this exhibit may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.